Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-190348) filed herewith on Form S-3 of Corning Natural Gas Holding Corporation of our report dated December 27, 2013, related to our audit of the consolidated financial statements of Corning Natural Gas Corporation, appearing in the Annual Report on Form 10-K of Corning Natural Gas Holding Corporation for the year ended September 30, 2013.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus Supplement, which is part of this Registration Statement.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

January 10, 2014